EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
214.863.3145	212.984.6535
Kristyn.Farahmand@cbre.com	Steven.Iaco@cbre.com

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR THIRD-QUARTER 2021
Net Income Up 137% and EPS Up 135% to $1.28
Adjusted Net Income Up 93% and Adjusted EPS Up 92% to $1.39
Dallas, TX – October 28, 2021 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the third quarter ended September 30, 2021.

“The benefits of our diversification strategy were clearly evident in the third quarter with both earnings per share and adjusted earnings per share 70% or more above the third-quarter 2019 peak,” said Bob Sulentic, president and chief executive officer of CBRE. “Our leaders around the world have been adept at identifying and securing compelling opportunities to grow our business across the four dimensions of diversification – asset types, business lines, client types and geographies. While returning capital to our shareholders, we have committed approximately $2 billion of capital already this year to secularly favored areas, including green energy and infrastructure project management, logistics and multifamily assets and flex office solutions. These investments, and the opportunities they open up for us to make further capital and organic investments in these areas, will position us to drive earnings growth for years to come.”

CBRE Press Release
October 28, 2021

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data):

			% Change
	Q3 2021	Q3 2020	USD	LC (1)
Operating Results
Revenue	$6,798	$5,645	20.4%	18.6%
Net revenue (2)	4,173	3,249	28.5%	26.5%
GAAP net income	436	184	136.6%	133.2%
GAAP EPS	$1.28	$0.55	134.8%	131.4%
Adjusted EBITDA (3)	736	442	66.6%	64.6%
Adjusted net income (4)	474	245	93.4%	90.6%
Adjusted EPS (4)	$1.39	$0.73	91.9%	89.1%

Cash Flow Results
Cash flow from operations	$973	$866	12.3%
Less: Capital expenditures	45	56	(19.4)%
Free cash flow (5)	$928	$810	14.5%

Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions):

			% Change
	Q3 2021	Q3 2020	USD	LC
Revenue	$2,412	$1,630	48.0%	46.2%
Net revenue	2,402	1,624	47.9%	46.1%
Segment operating profit (6)	522	287	81.9%	80.2%
Segment operating profit on revenue margin (7)	21.6%	17.6%	4.0%	4.1%
Segment operating profit on net revenue margin (7)	21.7%	17.6%	4.1%	4.1%

The Advisory Services segment rebounded strongly from pandemic-suppressed levels of third-quarter 2020. Third-quarter 2021 revenue growth was very strong, with all business lines exceeding third-quarter 2019 levels. In addition to strong revenue growth, cost-saving actions taken in 2020 contributed to a more than 80% increase in segment operating profit.

Capital markets activity led the segment’s recovery. Global property sales revenue rose 93% (91% local currency) from the weak levels of last year’s third quarter and exceeded the third-quarter 2019 peak level by 27%. Compared with last year’s third quarter, the United States posted a robust increase, with revenue

CBRE Press Release
October 28, 2021

up 116%, and CBRE’s market share improved 20 basis points from last year’s third quarter to a market-leading 16.8%, according to Real Capital Analytics. International markets also saw strong increases versus last year’s third quarter, paced by Australia and the United Kingdom.

Commercial mortgage origination revenue jumped 41% (same local currency) from third-quarter 2020. Lending activity rose across all capital sources in step with increased investment market activity, with private lenders leading the upturn. During the quarter, industrial and multifamily assets remained in keen demand, while interest in hospitality, retail and well-leased office assets also increased. Government-Sponsored Enterprise lending picked up from earlier in the year, with an emphasis on affordable housing.

Leasing activity continued to revive. Compared with last year’s third quarter, global leasing revenue increased 58% (57% local currency) and exceeded the third-quarter 2019 peak level by 7%. International markets continued to set the pace for leasing recovery with both EMEA and APAC increasing by double-digit percentages compared with the third-quarter 2019 peak level. United States revenue surged 67% compared with third-quarter 2020 and increased 5% from the third-quarter 2019 peak. Industrial properties once again saw very strong growth. Activity at United States office buildings improved notably compared with both second-quarter 2021 and third-quarter 2020 but remained below pre-pandemic levels.

Loan servicing revenue increased 35% (same local currency) from third-quarter 2020 and the loan servicing portfolio increased 19% to approximately $300 billion at quarter’s end. Valuation revenue continued to bounce back strongly around the globe, rising 27% (25% local currency) from third-quarter 2020. Property management revenue rose 6% (5% local currency) compared with third-quarter 2020.

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions):

			% Change
	Q3 2021	Q3 2020	USD	LC
Revenue	$4,167	$3,851	8.2%	6.5%
Net revenue (8)	1,552	1,460	6.3%	4.4%
Segment operating profit	187	161	16.5%	14.4%
Segment operating profit on revenue margin	4.5%	4.2%	0.3%	0.3%
Segment operating profit on net revenue margin	12.1%	11.0%	1.1%	1.1%

The GWS segment again posted solid revenue growth and 16% operating profit growth across its global business base.

Facilities management, which is largely contractual, saw an increase of 6% (4% local currency) in revenue compared with third-quarter 2020. This increase was propelled by significant strength with local clients.

Project management revenue rose 21% (19% local currency) from third-quarter 2020, reflecting a continued recovery of construction activity following last year’s lockdowns.

The new business pipeline increased markedly from the second quarter and was up relative to third-quarter 2020 and 2019 levels, with representation from financial services, industrial, life sciences and technology companies.

CBRE Press Release
October 28, 2021

Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q3 2021	Q3 2020	USD	LC
Revenue	$224	$170	32.0%	27.7%
Adjusted revenue (9)	358	215	66.7%	64.7%
Segment operating profit (10)	146	71	104.6%	103.1%

Continued strong growth in both development services and investment management drove a sharp increase in segment operating profit in the third quarter.

Global real estate development operating profit (11) nearly doubled from third-quarter 2020 to approximately $100 million, fueled by a strong pace of industrial asset sales at high valuations.

The in-process development portfolio ended the quarter at $16.8 billion, a record level for the company and up $1.6 billion from second-quarter 2021. Build-to-suits and fee development comprised approximately half of the in-process portfolio. The pipeline remained relatively stable at $9.6 billion, largely comprised of industrial and multifamily assets.

Investment management revenue rose 35% (32% local currency) from third-quarter 2020 to $135 million, driven by a record level of asset management fees and higher incentive, acquisition and disposition fees. Operating profit(11) surged 68% (64% local currency) from third-quarter 2020 to $49 million, reflecting strong revenue gains and prudent cost management.

Assets under management ended the quarter at $133.1 billion, a record high for the company and an increase of $4.0 billion ($5.8 billion local currency) from second-quarter 2021. The increase reflected higher asset valuations and strong net capital inflows, partly offset by unfavorable foreign currency movement.

Corporate and Other Segment

Corporate segment expense, which primarily reflects overhead costs, increased to $118.8 million from $77.1 million in the prior-year quarter. The increase was primarily due to an increase in stock compensation expense tied to significant growth in performance this quarter as compared to the three months ended September 30, 2020, when the operating results were impacted by the pandemic.

CBRE Press Release
October 28, 2021

Capital Allocation Overview
•Free Cash Flow – During the third quarter of 2021, free cash flow increased 14.5% to $927.5 million. This reflected cash from operating activities of $973.0 million, less total capital expenditures of $45.5 million. Net capital expenditures totaled $39.7 million. (12)
•Stock Repurchase Program – The company spent $100.0 million to repurchase more than 1.0 million shares at an average price of $97.55 per share during the third quarter of 2021, and $188.3 million to repurchase 2.2 million shares at an average price of $87.29 per share during the first nine months of 2021. There was $161.7 million of capacity remaining under the company’s authorized stock repurchase program as of September 30, 2021.
•Acquisitions and Investments – As announced in July 2021, the company signed an agreement to acquire a 60% ownership interest in Turner & Townsend Holdings Limited, a global leader in program management, project management and cost consulting, for approximately $1.3 billion. Of this amount, an initial payment of approximately $0.7 billion will be made in early November, when the transaction is expected to close. In addition, the company made in-fill acquisitions totaling $21.0 million in cash and deferred consideration during the third quarter.
Leverage and Financing Overview
•Leverage – The company’s net leverage ratio (net cash (13) to trailing twelve-month adjusted EBITDA) was (0.31x) as of September 30, 2021, which is substantially below the company's primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
September 30, 2021
Total debt	$1,849
Less: Cash (14)	2,676
Net debt (cash) (13)	$(827)

Divided by: Trailing twelve month adjusted EBITDA	$2,699

Net leverage ratio	(0.31x)

•Liquidity – As of September 30, 2021, the company had approximately $5.8 billion of total liquidity, consisting of approximately $2.7 billion in cash, plus the ability to borrow an aggregate of approximately $3.1 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
October 28, 2021

Conference Call Details
The company’s third quarter earnings webcast and conference call will be held today, Thursday, October 28, 2021 at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern Time on October 28, 2021. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13723947#. A transcript of the call will be available on the company's Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2020 revenue). The company has more than 100,000 employees serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment and financial performance as well as the completion of the Turner & Townsend acquisition. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises (GSEs); our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes

CBRE Press Release
October 28, 2021

in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; and any inability for us to implement and maintain effective internal controls over financial reporting; and the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the satisfaction of the Turner & Townsend acquisition’s closing conditions.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, our quarterly report on Form 10-Q for the quarterly period ended June 30, 2021, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

CBRE Press Release
October 28, 2021

Totals may not sum in tables in millions included in this release due to rounding.
(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.
(3)Adjusted EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization, transformation initiatives, and integration and other costs related to acquisitions.
(4)Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, costs associated with workforce optimization, transformation initiatives and asset impairments.
(5)Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization, transformation initiatives and integration and other costs related to acquisitions. Prior period results have been recast to conform to this definition.
(7)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(8)Third-quarter 2021 GWS net revenue growth was negatively impacted by approximately 3% due to a reclassification of pass-through revenue in project management. There was no impact to GWS revenue in the period.
(9)Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period.
(10)Segment operating profit in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.
(11)Represents line of business profitability/losses, as adjusted.
(12)For the three months ended September 30, 2021, the company incurred capital expenditures of $45.5 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $5.8 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(13)Net debt (cash) is calculated as cash available for company use less total debt (excluding non-recourse debt).
(14)Cash represents cash and cash equivalents (excluding restricted cash) and excludes $92.2 million of cash in consolidated funds and other entities not available for company use at September 30, 2021.

CBRE Press Release
October 28, 2021

CBRE GROUP, INC.
OPERATING RESULTS
FOR THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Net revenue	$4,172,973	$3,248,513	11,443,648	9,667,416
Pass through costs also recognized as revenue	2,625,354	2,396,629	7,752,171	7,248,278
Total revenue	6,798,327	5,645,142	19,195,819	16,915,694

Costs and expenses:
Cost of revenue	5,258,947	4,564,579	14,995,252	13,676,790
Operating, administrative and other	1,025,681	794,227	2,811,224	2,355,099
Depreciation and amortization	122,564	127,725	363,727	357,903
Asset impairments	—	—	—	75,171
Total costs and expenses	6,407,192	5,486,531	18,170,203	16,464,963

Gain on disposition of real estate (1)	18,530	52,797	19,615	75,132

Operating income	409,665	211,408	1,045,231	525,863

Equity income from unconsolidated subsidiaries (1)	163,809	32,376	459,535	72,487
Other income	7,693	7,947	22,470	12,974
Interest expense, net of interest income	11,038	17,829	34,916	51,795
Income before provision for income taxes	570,129	233,902	1,492,320	559,529
Provision for income taxes	133,507	49,062	343,279	119,047
Net income	436,622	184,840	1,149,041	440,482
Less: Net income attributable to non-controlling interests (1)	879	708	4,459	2,258
Net income attributable to CBRE Group, Inc.	$435,743	$184,132	$1,144,582	$438,224

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$1.30	$0.55	$3.41	$1.31
Weighted average shares outstanding for basic income per share	335,364,942	335,287,245	335,621,337	335,128,531

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$1.28	$0.55	$3.37	$1.30
Weighted average shares outstanding for diluted income per share	340,337,159	337,665,848	339,805,292	338,255,859

Adjusted EBITDA	$736,069	$441,764	$1,945,584	$1,139,419
_______________
(1)Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $183.2 million and $83.2 million for the three months ended September 30, 2021 and 2020, respectively, and $483.6 million and $144.6 million for the nine months ended September 30, 2021 and 2020, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release
October 28, 2021

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2021

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$2,402,141	$1,551,795	$223,832	$(4,795)	$4,172,973
Pass through costs also recognized as revenue	10,006	2,615,348	—	—	2,625,354
Total revenue	2,412,147	4,167,143	223,832	(4,795)	6,798,327

Costs and expenses:
Cost of revenue	1,433,315	3,788,156	40,224	(2,748)	5,258,947
Operating, administrative and other	466,189	209,232	229,303	120,957	1,025,681
Depreciation and amortization	76,249	34,580	4,617	7,118	122,564
Total costs and expenses	1,975,753	4,031,968	274,144	125,327	6,407,192

Gain on disposition of real estate	—	—	18,530	—	18,530

Operating income (loss)	436,394	135,175	(31,782)	(130,122)	409,665

Equity income (loss) from unconsolidated subsidiaries	19,567	749	156,479	(12,986)	163,809
Other (loss) income	(10,531)	617	447	17,160	7,693
Less: Net income attributable to non-controlling interests	140	17	722	—	879
Add-back: Depreciation and amortization	76,249	34,580	4,617	7,118	122,564
Adjustments:
Integration and other costs related to acquisitions	—	16,211	—	—	16,211
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	16,959	—	16,959
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	47	—	47

Segment operating profit (loss)	$521,539	$187,315	$146,045	$(118,830)
Adjusted EBITDA					$736,069
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
October 28, 2021

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2020 (3)

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$1,624,164	$1,460,495	$169,612	$(5,758)	$3,248,513
Pass through costs also recognized as revenue	5,846	2,390,783	—	—	2,396,629
Total revenue	1,630,010	3,851,278	169,612	(5,758)	5,645,142

Costs and expenses:
Cost of revenue	986,777	3,540,856	40,384	(3,438)	4,564,579
Operating, administrative and other	384,692	166,959	147,662	94,914	794,227
Depreciation and amortization	80,407	33,839	5,902	7,577	127,725
Total costs and expenses	1,451,876	3,741,654	193,948	99,053	5,486,531

Gain on disposition of real estate	—	—	52,797	—	52,797

Operating income (loss)	178,134	109,624	28,461	(104,811)	211,408

Equity income (loss) from unconsolidated subsidiaries	1,241	247	30,914	(26)	32,376
Other income	539	45	117	7,246	7,947
Less: Net income attributable to non-controlling interests	116	39	553	—	708
Add-back: Depreciation and amortization	80,407	33,839	5,902	7,577	127,725
Adjustments:
Costs associated with transformation initiatives (2)	26,450	17,113	—	11,811	55,374
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	2,289	—	2,289
Costs incurred related to legal entity restructuring	—	—	—	1,061	1,061
Integration and other costs related to acquisitions	—	—	525	—	525
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	3,767	—	3,767

Segment operating profit (loss)	$286,655	$160,829	$71,422	$(77,142)
Adjusted EBITDA					$441,764
_______________
(1)Includes elimination of inter-segment revenue.
(2)Commencing during the quarter ended September 30, 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(3)Prior-period results have been recast to conform to changes announced in first-quarter 2021 and were previously disclosed in our supplemental financial disclosure provided during that quarter.

CBRE Press Release
October 28, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents (1)	$2,767,820	$1,896,188
Restricted cash	108,302	143,059
Receivables, net	4,445,790	4,394,954
Warehouse receivables (2)	1,409,038	1,411,170
Contract assets	476,473	471,827
Income taxes receivable	209,753	137,311
Property and equipment, net	722,646	815,009
Operating lease assets	973,335	1,020,352
Goodwill and other intangibles, net	5,220,389	5,189,522
Investments in unconsolidated subsidiaries	845,621	452,365
Investments held in trust - special purpose acquisition company	402,519	402,501
Other assets, net	2,148,674	1,704,885

Total assets	$19,730,360	$18,039,143

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$5,818,050	$5,544,649
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	1,383,772	1,383,964
Senior term loans, net	760,770	785,678
4.875% senior notes, net	595,224	594,524
2.500% senior notes, net	487,855	—
Other debt	5,311	6,844
Operating lease liabilities	1,257,352	1,325,321
Other long-term liabilities	1,021,347	892,503

Total liabilities	11,329,681	10,533,483

Non-controlling interest subject to possible redemption - special purpose acquisition company	402,519	385,573

Equity:
CBRE Group, Inc. stockholders' equity	7,962,593	7,078,326
Non-controlling interests	35,567	41,761

Total equity	7,998,160	7,120,087

Total liabilities and equity	$19,730,360	$18,039,143

_______________
(1)Includes $92.2 million and $102.9 million of cash in consolidated funds and other entities not available for company use as of September 30, 2021 and December 31, 2020, respectively.
(2)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
October 28, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,149,041	$440,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	363,727	357,903
Amortization of financing costs	5,080	4,632
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(198,131)	(179,506)
Asset impairments	—	75,171
Net realized and unrealized gains, primarily from investments	(26,898)	(12,974)
Provision for doubtful accounts	24,489	49,498
Net compensation expense for equity awards	133,308	41,841
Equity income from unconsolidated subsidiaries	(459,535)	(72,487)
Distribution of earnings from unconsolidated subsidiaries	382,831	103,796
Proceeds from sale of mortgage loans	12,767,544	11,565,281
Origination of mortgage loans	(12,712,118)	(11,727,227)
(Decrease) increase in warehouse lines of credit	(192)	214,659
Tenant concessions received	18,645	28,617
Purchase of equity securities	(5,281)	(8,932)
Proceeds from sale of equity securities	6,856	11,210
Increase in real estate under development	(123,580)	(68,178)
(Increase) decrease in receivables, prepaid expenses and other assets (including contract and lease assets)	(255,161)	610,058
Decrease in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(107,756)	(98,977)
Increase (decrease) in compensation and employee benefits payable and accrued bonus and profit sharing	176,413	(550,932)
Decrease in net income taxes receivable/payable	42,100	118,736
Other operating activities, net	18,739	(12,313)
Net cash provided by operating activities	1,200,121	890,358

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(121,409)	(190,546)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(71,373)	(25,923)
Contributions to unconsolidated subsidiaries	(400,967)	(72,058)
Distributions from unconsolidated subsidiaries	63,776	66,409
Other investing activities, net	(25,433)	15,631
Net cash used in investing activities	(555,406)	(206,487)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	835,671
Repayment of revolving credit facility	—	(835,671)
Proceeds from notes payable on real estate	71,157	40,263
Repayment of notes payable on real estate	(13,944)	(24,704)
Proceeds from issuance of 2.500% senior notes	492,255	—
Repurchase of common stock	(188,285)	(50,028)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(3,421)	(34,400)
Units repurchased for payment of taxes on equity awards	(36,747)	(41,627)
Non-controlling interest contributions	652	1,977
Non-controlling interest distributions	(4,026)	(2,471)
Other financing activities, net	(42,767)	(30,050)
Net cash provided by (used in) financing activities	274,874	(141,040)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(82,714)	9,981

NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	836,875	552,812
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	2,039,247	1,093,745
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$2,876,122	$1,646,557

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$29,131	$60,415
Income tax payments, net	$220,955	$4,137

CBRE Press Release
October 28, 2021

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Adjusted revenue for the Real Estate Investments segment
(iii)Net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “adjusted net income”)
(iv)Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)Adjusted EBITDA
(vi)Business line operating profit/loss
(vii)Segment operating profit on revenue and net revenue margins
(viii)Free cash flow
(ix)Net cash
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue: net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business. Prior to 2021, the company utilized fee revenue to analyze the overall financial performance. This metric excluded additional reimbursed costs, primarily related to employees dedicated to clients, some of which included minimal margin.
With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.
With respect to adjusted net income, adjusted EPS, adjusted EBITDA, business line operating profit, and segment operating profit on revenue and net revenue margins:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA, business line operating profit and segment operating profit on revenue and net revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary

CBRE Press Release
October 28, 2021

use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses adjusted EBITDA, segment operating profit and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net cash, the company believes that investors use this measure when calculating the company’s net leverage ratio.
Net income attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted EPS), are calculated as follows (in thousands, except share and per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019 (3)	2021	2020

Net income attributable to CBRE Group, Inc.	$435,743	$184,132	$256,599	$1,144,582	$438,224

Plus / minus:
Costs associated with transformation initiatives (1)	—	55,374	—	—	55,374
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	17,323	18,774	19,330	52,991	57,281
Integration and other costs related to acquisitions	16,211	525	4,517	24,345	1,544
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	16,959	3,767	(3,360)	33,963	(11,517)
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	47	2,289	—	772	9,289
Costs incurred related to legal entity restructuring	—	1,061	—	—	4,995
Asset impairments	—	—	—	—	75,171
Costs associated with workforce optimization efforts (2)	—	—	—	—	37,594
Tax impact of adjusted items	(12,386)	(20,869)	(7,244)	(27,314)	(51,044)

Net income attributable to CBRE Group, Inc., as adjusted	$473,897	$245,053	$269,842	$1,229,339	$616,911

Diluted income per share attributable to CBRE Group, Inc., as adjusted	$1.39	$0.73	$0.79	$3.62	$1.82

Weighted average shares outstanding for diluted income per share	340,337,159	337,665,848	341,100,182	339,805,292	338,255,859
_______________
(1)Commencing during the quarter ended September 30, 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for the nine months ended September 30, 2020.
(3)Third-quarter 2019 data included as it is being referenced in the document.

CBRE Press Release
October 28, 2021

Adjusted EBITDA is calculated as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income attributable to CBRE Group, Inc.	$435,743	$184,132	$1,144,582	$438,224

Add:
Depreciation and amortization	122,564	127,725	363,727	357,903
Asset impairments	—	—	—	75,171
Interest expense, net of interest income	11,038	17,829	34,916	51,795
Provision for income taxes	133,507	49,062	343,279	119,047
Costs associated with transformation initiatives (1)	—	55,374	—	55,374
Integration and other costs related to acquisitions	16,211	525	24,345	1,544
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	16,959	3,767	33,963	(11,517)
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	47	2,289	772	9,289
Costs incurred related to legal entity restructuring	—	1,061	—	4,995
Costs associated with workforce optimization efforts (2)	—	—	—	37,594

Adjusted EBITDA	$736,069	$441,764	$1,945,584	$1,139,419
_______________
(1)Commencing during the quarter ended September 30, 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort.

CBRE Press Release
October 28, 2021

Adjusted EBITDA for the trailing twelve months ended September 30, 2021 is calculated as follows (in thousands):

Trailing Twelve Months Ended September 30, 2021

Net income attributable to CBRE Group, Inc.	$1,458,347

Add:
Depreciation and amortization	507,552
Asset impairments	13,505
Interest expense, net of interest income	50,874
Write-off of financing costs on extinguished debt	75,592
Provision for income taxes	438,333
Costs associated with transformation initiatives (1)	99,774
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	3,081
Costs incurred related to legal entity restructuring	4,367
Integration and other costs related to acquisitions	24,557
Carried interest incentive compensation expense to align with the timing of associated revenue	22,568

Adjusted EBITDA	$2,698,550
_______________
(1)Commencing during the quarter ended September 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

CBRE Press Release
October 28, 2021

Revenue includes client reimbursed pass-through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended September 30,
	2021	2020
Property Management Revenue
Net revenue	$422,652	$400,709
Plus: Pass through costs also recognized as revenue	10,006	5,846
Revenue	$432,658	$406,556

	Three Months Ended September 30,
	2021	2020
Facilities Management Revenue
Net revenue (8)	$1,231,101	$1,122,209
Plus: Pass through costs also recognized as revenue	2,248,989	2,162,479
Revenue	$3,480,090	$3,284,688

	Three Months Ended September 30,
	2021	2020
Project Management Revenue
Net revenue (8)	$320,694	$338,286
Plus: Pass through costs also recognized as revenue	366,358	228,304
Revenue	$687,052	$566,590
Real Estate Investments adjusted revenue is computed as follows (in thousands):

	Three Months Ended September 30,
	2021	2020
Real Estate Investments
Revenue	$223,832	$169,612

Adjustments:
Less: Cost of revenue	40,224	40,384
Add: Gain on disposition of real estate	18,530	52,797
Add: Equity income from unconsolidated subsidiaries	156,479	30,914
Less: Net income attributable to non-controlling interests	722	553
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	47	2,289
Net adjustments	$134,110	$45,063

Adjusted revenue (9)	$357,942	$214,675
Below represents a reconciliation of REI business line operating profitability to REI segment operating profit (in thousands):

	Three Months Ended September 30,
Real Estate Investments	2021	2020
Investment management operating profit	$48,706	$28,955
Global real estate development operating profit	99,701	51,777
Hana and segment overhead operating loss	(2,362)	(9,310)
Real estate investments segment operating profit	$146,045	$71,422